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Exhibit 10.2

Consulting Agreement

        This consulting agreement (the "Agreement") is made by and between J. Bradley Hall (the "Consultant") and Amazing Technologies Corp. (the "Company"), as of February 15, 2005 (the "Commencement Date").

RECITALS

        WHEREAS the Company wishes to engage the services of the Consultant.

        WHEREAS the Company and the Consultant wish to set forth in this Agreement the terms and conditions under which the Consultant's services are to be engaged by the Company.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Consultant hereby agree as follows:

        1.     Engagement.

          1.1   Engagement.    The term of this agreement shall be expressly and exclusively "at will", meaning that the consulting relationship between the Company and the Consultant may be terminated by the Consultant or by the Company at any time, with or without cause and with or without written notice, subject to the terms and conditions contained in Article 5 of this Agreement. The at will nature of the Consultant's engagement supercedes any and all agreements, whether oral, written or implied, regarding the nature of the Consultant's engagement with the Company. This at will engagement term may only be modified in a writing, signed by the Consultant and the Company's Board of Directors (the "Board"), which expressly states the intention to modify the at will nature of the Consultant's engagement.

          1.2   Title.    From and after the Commencement date, the Company shall engage the Consultant as Chairman and Chief Executive Officer and the Consultant shall have the duties, responsibilities and authority consistent with such position, including as described in Section 1.3 hereof.

          1.3   Duties.    From and after the Commencement date and for so long as he is engaged hereunder, the Consultant (i) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as a consultant of the Company, except for paid time off taken in accordance with the Company's policies and practices and subject to the Company's existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) shall use his best efforts to promote the interest of the Company; (iii) shall comply with all applicable governmental laws, rules and/or regulations and with all of the Company's policies, rules and/or regulations applicable to consultant's of the Company; and (iv) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with directives of the Board. The Consultant's primary responsibilities during his engagement with the Company shall be to (i) secure outside financing; (ii) pursue M&A opportunities (iii) grow and retain the management team and (iv) general oversight and supervision of the Company and such other duties as may be required by the Board.

        2.     Outside Activities.

          2.1   Prohibited Outside Activities.    The Consultant agrees and promises that during the Consultant Period (as defined below), he will not be engaged in any other business or as a consultant to or general partner, consultant or officer of any partnership, firm, corporation, or other entity, or as an agent for any person, or otherwise, if such activity is pursued for gain, profit, or other pecuniary advantage, except with prior written consent of the Board.

          2.2   Investment.    Nothing in this Article 2 shall be construed as preventing the Consultant from engaging in the investment of his personal assets so long as such investment activity does not require: (i) any participation on the Consultant's part in the operation or the affairs of the enterprise or enterprises in which such investments are made or (ii) the rendering of any services by the Consultant to any such enterprise.

        3.     Compensation.

          3.1   Amount.    The Company shall pay the Consultant a base consulting fee of $114,000 per year (the "Base Fee").

          3.2   Bonus.    In the event the Consultant achieves the milestones set forth on Schedule A, attached hereto, by the date corresponding to such milestones, the Company shall pay the Consultant the corresponding bonus set forth in Schedule A.

          3.3   Payment.    Base consulting fee payments pursuant to section 3.1, bonus payments pursuant to section 3.2, the Without Cause Severance Payment (as defined below), pursuant to section 5.2 and the Good Reason Severance Payment (as defined below) pursuant to Section 5.3 will be made to the Consultant biweekly or otherwise in accordance with the company's regular pay periods. Payments will accrue at the rate of 10% interest until such time as the Company has a minimum of two hundred and fifty thousand dollars in the treasury ($250,000.00 usd).

          3.4   No Limitation on Termination Rights.    Nothing in this Article 3 shall be construed to limit either party's right to terminate the Agreement in accordance with the term hereof.

        4.     Benefits.    From and after the Commencement date, the Consultant shall be entitled to reasonable group health, disability and life insurance provided to the Consultant as a consulting benefit and the Consultant shall be taxable thereon. The Consultant shall be entitled to participate in the Company's retirement fund matching contribution plan as a consulting benefit and the Consultant shall be taxable thereon. The Consultant will be entitled to $5,000 per month re-location assistance, for a period of 6 months, once new offices have been established in Southern California. Payments will accrue at a rate of 10% interest until such time as the company has a minimum of one million dollars in the treasury ($1,000,000.00 usd).

        5.     Termination of Engagement.    The Consultant's engagement is expressly at will and may be terminated at any time by the Consultant or the Company, with or without cause or notice, in accordance with the following provisions. If the Consultant's engagement is terminated, then, except as specifically stated in this Article 5, all of the compensation and benefits to which he was entitled shall cease upon the effective date of such termination (the "Termination date").

          5.1   Termination at the Election of the Company with Cause.    The Company may immediately and unilaterally terminate the Consultant's engagement and this agreement with Cause (as defined below) upon written notice to the Consultant setting forth the reason(s) for such immediate termination. For purposes of this Agreement, the term "Cause" shall many any and all of the following:

    (a)
    The Consultant's willful and repeated failure to comply with the lawful and reasonable written directions of the Board;

    (b)
    The Consultant's commission of any act of fraud with respect to the Company or the Company's business;

    (c)
    The Consultant's conviction of any felony;

    (d)
    The Consultant's conviction of any crime which, in the good faith judgment of the Board, involved moral turpitude and has caused or will cause material harm to the standing and/or reputation of the Company;

    (e)
    The Consultant's violation of any of the terms of any proprietary information and inventions agreements, or any misappropriation and/or intentional and unauthorized disclosure of the Company's confidential and/or proprietary information.

  If the Company elects to terminate the Consultant's engagement for Cause, as defined above, the Consultant shall not be entitled to any further compensation or benefits. Termination of the Consultant's engagement for cause pursuant to this Section 5.1 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

          5.2   Termination by the Company Without Cause.    The Company may, immediately and unilaterally, terminate the Consultant's engagement and this Agreement for any reason (or no reason) upon fifteen (15) days' written notification to the Consultant. If the Company or the Consultant terminates the Consultant's engagement without cause pursuant to this section 5.2 (i.e. none of the matters specified in Section 5.1 has occurred), the Company shall pay to the Consultant a severance payment (the "Without Cause Severance Payment") consisting of twenty-four (24) months of continued Base Salary payments. All stock purchase options granted to the Consultant will immediately vest and except as described in this section 5.2 the Company shall have no other obligations to the Consultant.

          5.3   Termination by the Employer for "Good Reason".    The Consultant may, immediately and unilaterally, terminate his engagement and this Agreement for any reason (or no reason). If the Consultant terminates his engagement and this agreement for Good Reason (as defined below), he will receive a severance payment (the "Good Reason Severance Payment") consisting of twelve (12) months of continued Base Salary payments. For the purposes of this Agreement, Good Reason shall mean any and all of the following:

    (a)
    A change in the Consultant's position with the company (or a company into which the Company is merged, or which acquires a majority of the voting shares of the Company, or all or substantially all of the assets of the Company), or the level of management to which he reports;

    (b)
    A reduction by the Company in the Consultant's compensation (including Base Salary, benefits and target bonuses, if any, under any corporate, performance based incentive programs) by more than twenty percent (20%);

    (c)
    The relocation of the Consultant by the Company to a site outside the State of California.

          5.4   Termination Upon Death.    The Consultant's engagement hereunder shall terminate upon his death. If the Consultant's engagement is terminated pursuant to this Section 5.4, the Consultant (or his heirs) shall be deemed to have invoked Section 5.3 Termination by a Consultant for "Good Reason" and will be entitled to those specific termination benefits.

        6.     Stock Options.

          6.1   Common Stock Options.    Upon adoption of the Company's 2005 stock option plan by the Board and stockholders of the Company, the Company will recommend to the Board that the Consultant be granted an option to purchase a to be agreed upon number of shares of the Company's common stock. The exercise price of the options will be at the fair market value of the Common shares on the date of the grant of the option.

        7.     Business Expenses.

          7.1   Reimbursement.    Upon presentation of appropriate documentation, the Company shall reimburse the Consultant for the reasonable and actual out of pocket business expenses incurred by the Consultant in the course of his performance of his duties hereunder.

        8.     Former Engagement.

          8.1   No Conflict.    The Consultant represents and warrants that the execution and delivery by him of this Agreement, his engagement by the Company and his performance of duties under this agreement will not conflict with and will not be constrained by any prior engagement or consulting agreement or relationship, or any other contractual relationship.

        9.     Confidentiality; No Competition; Remedies.

          9.1   Confidential Information.    The Consultant acknowledges that, as a consultant to the Company, he has, or will have, access to and possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of products of the Company and its affiliates, patents, technology, know how, marketing and operating strategies, licensing and other agreements, financial results and projection, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. The Consultant agrees that such knowledge and information constitutes a vital part of the business of the Company and are by their nature trade secrets and confidential information proprietary to the Company (collectively, "Confidential Information"). The Consultant agrees that he shall not divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to an individual, firm, partnership or corporation, any Confidential Information without consent by the Board. As used in this Agreement, the term "Confidential Information" shall not include any knowledge or information that the Consultant can demonstrate: (i) is or becomes available to others, other than as a breach by the Consultant of the Article 10.1; (ii) was available to the Consultant on a non-confidential basis prior to its disclosure to the Consultant through his status as an officer or consultant of the Company; or (iii) becomes available to the Consultant on a non-confidential basis from a third party (other than the Company, its affiliates and any of their representatives) who is not bound by any confidentiality obligations to the Company or its affiliates. The Consultant understands and agrees that he must also execute and fully comply with the Company's proprietary Information and Inventions Agreement, presented to the Consultant concurrently with this Agreement as a condition of his engagement.

          9.2   No Competition During Engagement.    During the Engagement Period, neither the Consultant nor any Consultant-Controlled Person will, without prior written consent of the Board, render any services, directly or indirectly, as a Consultant, officer, consultant, or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activity which directly competes with the business activities of the Company.

          9.3   Restricted Period.    As used in this Agreement, "Restricted Period" shall mean any period during which the Consultant is engaged by the Company and a period of three (3) months after the Termination Date.

          9.4   Remedies.    The Consultant agrees that the provisions of this Article 10 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach of this Article 10 by the Consultant, the Company shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach of the Provisions of Article 10 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by the Company. In addition the prevailing party shall also be entitled to its reasonable attorney's fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of Article 10.

        10.   General Provisions.

          10.1 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of State of Nevada and the federal laws of the United States of America applicable in the State of Nevada, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of the State of Nevada in that regard.

          10.2 Assignment.    The Consultant may not delegate, assign, pledge or encumber his rights or obligations under this Agreement or any part hereof.

          10.3 Indemnification.    The Company agrees to indemnify the Consultant against all legal fees, charges, fines and/or actions that arise or result from the Consultant's rendering of services, directly or indirectly as a Consultant, Officer, Director, Consultant or in any other capacity that includes business activities on behalf of the Company. In the event of an actionable claim(s) against the Consultant, the Company agrees to retain and reimburse appropriate legal counsel on behalf of the Consultant until said actionable claim(s) is resolved.

          10.4 Notice.    Any notice required or permitted to be given under this Agreement shall be sufficient it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, or delivered by facsimile, to the following addresses, or to such other addresses as either party shall specify by giving notice under this Article.

To the Company:	Suite 200, 23 Corporate Plaza Newport Beach, California USA, 92660

With a Copy to:	John Karlsson Karlsson Corporate Finance Lawyers 1100-475 Howe Street Vancouver, BC V6E 2E9

To the Consultant:	J. Bradley Hall 54, 4355 Northlands Blvd. Whistler, BC VON 1B4

          10.5 Amendment.    This Agreement may be amended or supplemented only by a written document signed by both parties hereto. To be valid, the Company's signature must be by a person specifically authorized by the Board to sign such a particular document. The person signing below on behalf of the Company represents and warrants that he has the authority to enter into this Agreement.

          10.6 Waiver.    No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. To be valid, the Company's signature must be by a person specifically authorized by the Board to sign such a particular document. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

          10.7 Severability.    All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to greatest possible extent the parties' expressed intent; and in every case the remainder of this

  Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

          10.8 Headings.    Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this Agreement.

          10.9 Drafting Party.    The provisions of this Agreement have been negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

          10.10 Arbitration.    The parties agree that any and all disputes that they have with one another which arise out of the Consultant's engagement or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. Binding arbitration will be conducted in Newport Beach, California. Each party will bear fifty percent (50%) of the cost of arbitration filing and hearing fees, unless otherwise permitted by law and so determined by the arbitrator. The Consultant understands and agrees that the arbitration shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

        11.   Entire Agreement.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). The parties specifically acknowledge and agree that all prior agreements and understandings between the Consultant and the Company that pertained to the Consultant's engagement with the Company are completely superseded. The Consultant represents and warrants that as of the date of the execution of this Agreement, he has no causes of action, claims, defenses or rights of offset against the Company. Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parole evidence in order to reflect the intentions of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        This agreement is executed on the 15th day of February, 2005.

COMPANY:	Amazing Technologies Corp.

	By:	/s/ J. BRADLEY HALL J. Bradley Hall, Director

Consultant:	J. Bradley Hall, Director

	By:	/s/ J. BRADLEY HALL J. Bradley Hall, Consultant

[SIGNATURE PAGE TO CONSULTING AGREEMENT OF J. BRADLEY HALL]

SCHEDULE "A"

MILESTONE BONUS SCHEDULE FOR J. BRADLEY HALL

Milestone	Date	Bonus Amount
TBD

[SCHEDULE "A' TO CONSULTING AGREEMENT OF J. BRADLEY HALL]

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  Exhibit 10.2